EXHIBIT 99.1

Air Methods Reports 2Q2013 Results and 3Q2013 Update

2nd Quarter EPS of $0.49 Impacted by Weather and Higher Maintenance Costs

DENVER, Aug. 8, 2013 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, reported financial results for the quarter ended June 30, 2013 and provided an update on July 2013 patient transports. For the quarter, revenue increased 2% from $222.5 million to $226.2 million from the prior year quarter. For the six-month period, revenue decreased 2% to $405.4 million, compared with $413.3 million in the prior-year six-month period. Financial results for the three and six months ended June 30, 2013 include operations associated with the Company's acquisition of Sundance Helicopters, Inc., a Grand Canyon tour operator (Sundance), which was acquired by the Company on December 31, 2012. Revenue generated from Sundance during the quarter and six months ended June 30, 2013 was $16.0 million and $26.4 million, respectively.

For the quarter, net income decreased 39% to $19.1 million, or $0.49 per diluted share, as compared with prior-year second quarter net income of $31.4 million, or $0.81 per diluted share. Net income for the six-month period decreased 69% to $13.5 million, or $0.34 per diluted share, compared to $43.9 million, or $1.13 per diluted share, for the prior-year six-month period. The current-year second quarter and six-month results include pre-tax hull & liability insurance retention expenses of $2.0 million ($0.03 per share after tax effect) associated with claims incurred during the second quarter of 2013.

Patient transports were 13,835 during the current-year quarter, compared with 15,134 in the prior-year quarter, a 9% decrease. Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased by 12%, or 1,718 transports, while weather cancellations for these same bases increased by 883 transports compared with the prior-year quarter. Requests for community-based service decreased 7% for bases open greater than one year. Net revenue per patient transport increased 4% to $10,766, compared with $10,396 in the prior-year quarter.

Maintenance expense, excluding Sundance, increased $3.8 million, or 16%, compared with the prior-year quarter, despite flight hours having decreased by 9%. This increase was attributed to higher engine overhaul costs and nearly three times as many heavy airframe inspections on two models of aircraft as compared with the prior-year quarter. Excluding Sundance, fuel expense decreased by $0.6 million, or 8%, as compared with the prior-year quarter. Fuel expense per flight hour increased 2% over the prior-year quarter.

For the second quarter, Air Medical Services revenue decreased by 5% to $205.2 million compared with $215.0 million in the prior-year quarter, while its segment net income decreased by 33% from $59.1 million to $39.4 million. Sundance generated segment net income of $1.1 million on revenue of $16.0 million during the quarter. United Rotorcraft Division's external revenue decreased 34% to $4.9 million compared with $7.5 million in the prior-year quarter, while its external segment net income decreased from $0.9 million in the prior-year quarter to a loss of $0.4 million in the current-year quarter.

The Company also provided an update on preliminary July 2013 flight volume. Total community-based transports decreased 6% to 4,760 during July 2013, compared with 5,051 in July 2012. July 2013 Same-Base Transports decreased by 491 transports, or 10%, while weather cancellations increased by 540 transports compared with July 2012.

Aaron Todd, CEO, stated, "While severe increases in weather cancellations and higher maintenance had a significant impact on the quarter, we are pleased to see that decreases in June and July flight volumes appear to be primarily attributed to higher weather cancellations. In addition, the second quarter brought a return to growth in net revenue per patient transport, while days' sales outstanding, computed using 90-day annualized revenue, decreased from 128 days as of March 31, 2013 to 99 days as of June 30, 2013. We expect meaningful improvement in future earnings based on anticipated improvement in weather and maintenance trends over the coming periods."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 26240307, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc., which provides helicopter tours and charter flights, primarily focusing on Grand Canyon tours. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements regarding the Company's preliminary July 2013 flight volume, anticipated earnings results and anticipated weather and maintenance trends, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the final results of July 2013 flight volume; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

- FINANCIAL STATEMENTS ATTACHED -

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2013	December 31, 2012

ASSETS

Current assets:
Cash and cash equivalents	$ 5,747	3,818
Trade receivables, net	222,495	232,929
Other current assets	81,434	70,058

Total current assets	309,676	306,805

Net property and equipment	604,699	597,238
Other assets, net	213,100	214,820

Total assets	$ 1,127,475	1,118,863

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ 2,616	3,570
Current portion of indebtedness	60,162	63,139
Accounts payable, accrued expenses and other	70,836	76,743

Total current liabilities	133,614	143,452

Long-term indebtedness	582,173	581,019
Other non-current liabilities	95,462	94,782

Total liabilities	811,249	819,253

Total stockholders' equity	316,226	299,610

Total liabilities and stockholders' equity	$ 1,127,475	1,118,863

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2013	2012	2013	2012

Revenue:
Flight operations	$ 203,478	213,466	365,768	395,610
Product operations	4,976	7,516	9,410	14,748
Tourism operations	15,992	--	26,383	--
Other	1,759	1,498	3,873	2,936
Total revenue	226,205	222,480	405,434	413,294

Expenses:
Operating expenses	141,352	120,694	276,353	240,957
Loss (gain) on disposition of assets, net	(233)	30	208	(211)
General and administrative	28,767	25,549	57,290	50,424
Depreciation and amortization	19,887	20,943	40,009	41,822
	189,773	167,216	373,860	332,992

Operating income	36,432	55,264	31,574	80,302

Interest expense	(5,177)	(5,272)	(9,979)	(10,865)
Other, net	328	998	615	1,928

Income before income taxes	31,583	50,990	22,210	71,365

Income tax expense	(12,434)	(19,577)	(8,750)	(27,478)

Net income	$ 19,149	31,413	13,460	43,887

Income per common share:
Basic	$ 0.49	0.81	0.35	1.14
Diluted	$ 0.49	0.81	0.34	1.13

Weighted average common shares outstanding - basic	38,882,681	38,577,855	38,857,034	38,479,389
Weighted average common shares outstanding - diluted	39,136,155	38,857,575	39,140,492	38,817,633
CONTACT: Trent Carman, Chief Financial Officer, (303) 792-7591